EXHIBIT 8


                                     BEFORE

                        THE PUBLIC SERVICE COMMISSION OF

                                 SOUTH CAROLINA

                    DOCKET NO. 2001-441-E - ORDER NO. 2002-20

                                JANUARY 29, 2002

IN  RE:     Application of Duke Energy Corporation for  )     ORDER RULING  ON
            Approval Pursuant to South Carolina Code    )     APPLICATION,  AS
            Sections  58-27-1300,  58-27-1710,  58-27-  )     AMENDED, OF DUKE
            1720 and 58-27-1730 to Issue Securities in  )     ENERGY
            Connection  with  a  Business  Combination  )     CORPORATION
            Transaction  with  Westcoast  Energy  Inc.  )

     This matter comes before The Public Service Commission of South Carolina (the "Commission") on the Application of Duke Energy Corporation ("Duke Energy" or the "Company"), originally filed on October 12, 2001, pursuant to South Carolina Code Sections 58-27-1710, 58-27-1720 and 58-27-1730, for approval to issue securities in connection with a business transaction with Westcoast Energy Inc. ("Westcoast"). Subsequently, Duke Energy filed at the direction of the Commission on November 20, 2001 an Amendment to the Application seeking approval of the Westcoast transaction pursuant to S.C. Code Section 58-27-1300. That Amendment was filed under protest and without waiver of Duke Energy's position that Section 58-27-1300 is inapplicable to the Westcoast transaction. In this Order, the Commission hereby rules upon Duke Energy's Application, as amended.

     The Commission's Executive Director instructed Duke Energy to publish one time a prepared Notice of Filing in newspapers of general circulation in the affected area. The purpose of the Notice of Filing was to inform interested parties of the Company's Application and of the manner and time in which to file the appropriate pleadings for


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participation  in the proceeding. Duke Energy complied with the instructions and provided the Commission with Affidavits of Publication of the Notice of Filing in newspapers in Charlotte, North Carolina and Anderson, Spartanburg and Greenville, South Carolina.

     On December 10, 2001, the Consumer Advocate for the State of South Carolina filed a Petition to Intervene.

     The Consumer Advocate and Duke Energy entered into a Stipulation (the "Stipulation") dated December 20, 2001 concerning conditions applicable to the transaction.

     The Commission is informed that, in addition to the required approval by the Public Service Commission of South Carolina, approvals are needed from Westcoast's shareholders, the North Carolina Utilities Commission, the New York Public Service Commission, the Federal Energy Regulatory Commission ("FERC"), the Federal Trade Commission, the Securities and Exchange Commission (for purposes of the Public Utility Holding Company Act of 1935, as amended) and various regulatory bodies in Canada and Mexico. Proceedings are underway or completed in these jurisdictions, and the transaction was approved by Westcoast's shareholders on December 13, 2001.

     In a letter dated November 1, 2001 to David Butler, General Counsel of the Commission, Duke Energy set forth its position that S.C. Code Section 58-27-1300 did not apply to the transaction. After consideration, Mr. Butler set forth the Commission's position in a November 16, 2001 letter to Duke Energy stating that such Code Section was applicable to the transaction and directed Duke Energy to amend its application to include a request for authority under that statute. As indicated above, pursuant to this direction, Duke Energy filed under protest and without waiver of its position an


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amendment to the application on November 20, 2001.

     After review of Duke Energy's Application, the Stipulation, and applicable law, the Commission makes the following findings of fact and conclusions of law:

                                FINDINGS OF FACT
                                ----------------

     1. The Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise its authority. Duke Energy is also a public utility under the laws of North Carolina, and its operations in that State are subject to the jurisdiction of the North Carolina Utilities Commission. It is also a public utility under the Federal Power Act, and certain of its operations are subject to the jurisdiction of the FERC. Duke Energy and its subsidiaries and affiliates engage in a broad range of energy and energy-related businesses throughout the United States and worldwide.

     2. Westcoast, a Canadian corporation headquartered in Vancouver, British Columbia, is a leading North American energy company. Its interests include natural gas gathering, processing, transmission, storage and distribution, as well as power generation, international energy businesses and financial, information technology and energy services businesses.

     3. Duke Energy, certain of its affiliates, and Westcoast have entered into an Amended and Restated Combination Agreement dated as of September 20, 2001 (the "Combination Agreement"). The transaction will be effected through a court-approved plan of arrangement in Canada (the "Plan of Arrangement") and is subject to, among other things, approval by the holders of Westcoast common shares and options as well as the obtaining of approvals from other regulatory bodies. As described in the Plan of


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Arrangement,  the  transaction  provides  for the acquisition of all outstanding common shares of Westcoast by an indirect, wholly-owned Canadian subsidiary of Duke Energy in exchange for a combination of cash, shares of Common Stock and Exchangeable Shares of a Canadian subsidiary of Duke Energy. Duke Energy plans to finance the cash portion of this transaction largely by the issuance of equity-linked securities, pursuant to authority granted by the Commission.

     4. Under the terms of the Plan of Arrangement, each common share of Westcoast would be exchanged, at the election of each Westcoast shareholder, for
(i) Cdn$43.80 in cash or (ii) a portion of a share, based on an exchange ratio, of either Common Stock or Exchangeable Shares of a newly created Canadian subsidiary of Duke Energy that are exchangeable for Common Stock (the "Exchangeable Shares") or (iii) a combination of such consideration. Elections to receive cash, stock or a combination will be subject to proration so that the aggregate consideration will consist of approximately 50 percent cash and approximately 50 percent stock. For common shares of Westcoast exchanged for stock, the exchange ratio will be determined based on the 20-day weighted average trading price of Common Stock on the New York Stock Exchange during a trading period prior to the closing of the acquisition, subject to (i) a maximum exchange ratio of 0.7711 if the weighted average trading price of the Common Stock is equal to or less than $36.88; and (ii) a minimum exchange ratio of
0.6119 if the weighted average trading price of the Common Stock is equal to or more than $46.48. The precise number of shares of Common Stock to be issued in the transaction will be determined at the end of the 20 day trading period and prior to closing.


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     5.     A Westcoast shareholder who is a Canadian resident and desires stock consideration can elect to receive either Common Stock or Exchangeable Shares. The Exchangeable Shares are the economic and voting equivalent of Common Stock and provide the opportunity for a tax-deferred exchange under the Plan of Arrangement for holders of Westcoast common shares that are Canadian residents. A Westcoast shareholder who is not a Canadian resident and desires stock consideration may only receive Common Stock. The Exchangeable Shares are more fully described in the next section below.

     6. At the consummation of the transaction, Duke Energy will issue a number of shares of Common Stock equivalent to the number of Exchangeable Shares issued pursuant to the elections of the Westcoast shareholders, subject to the proration provisions of the Plan of Arrangement, to be held in trust pursuant to the Voting and Exchange Trust Agreement as described below. Upon the exchange, retraction or redemption of any Exchangeable Shares for Common Stock, the trustee will concurrently therewith distribute an equivalent number of shares of Common Stock held by the trustee to Duke Energy for issuance to the former holder of the Exchangeable Shares such that the number of shares of Common Stock held by the trustee will at all times equal the number of Exchangeable Shares outstanding.

     The terms of the Exchangeable Shares, and Duke Energy's obligations with respect to those shares, are more fully described in the Combination Agreement and the forms of the Support Agreement and the Voting and Exchange Trust Agreement attached to the Combination Agreement as Schedules F and G, respectively, Also attached as


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Exhibit  E to Duke Energy's Application is a summary of the significant terms of the  Support  Agreement  and  the  Voting  and  Exchange  Trust  Agreement.

     7. As described further in Exhibit D-1 to the Application, a total of between approximately 37,754,000 and approximately 49,852,000 shares of Common Stock will be issued under the Plan of Arrangement, representing a maximum of approximately 6.4% of the currently outstanding Common Stock. Duke Energy will also assume Westcoast employee stock options outstanding at the effective time of the transaction, which stock options will cover up to between approximately 5,093,000 and 7,077,000 additional shares of Westcoast common stock. Duke Energy would therefore reserve up to 5,457,354 shares of Common Stock for stock options.

     The number of shares of Common Stock issued and reserved is subject to change prior to the effective time of the Plan of Arrangement depending upon the exchange ratio as determined at such time, options granted and exercised, and shares of Westcoast common stock issued under its dividend reinvestment plan.

     Duke Energy will not issue or reserve more shares of Common Stock under the authority granted in this docket than required under the Plan of Arrangement.

     As a result of the transaction, the former Westcoast shareholders will become shareholders of Duke Energy (or holders of Exchangeable Shares), and an indirect, wholly owned Canadian subsidiary of Duke Energy will become the sole shareholder of Westcoast. The transaction will be accounted for as a purchase. The estimated expenses to be incurred as a result of the Common Stock issuance are $20 million, or less than 0.6% of the value of the consideration Duke Energy will pay to acquire Westcoast.


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     At  closing,  which will occur only after receipt of all required Canadian,
U.S. state and U.S. federal approvals, Duke Energy will retain its current corporate form and will continue to own all its pre-acquisition assets. There will be no change of control of Duke Energy nor will there be any sale, assignment, pledge, transfer, lease, consolidation or merger of Duke Energy's public utility property, powers, franchise, or privileges.

     Westcoast's debt will remain the obligation of Westcoast, without any guarantees of such debt from Duke Energy.

     8. The Commission notes that Duke Energy's Application was uncontested following negotiations and a Stipulation entered into between Duke Energy and the Consumer Advocate. The Stipulation indicated that the Consumer Advocate will not object to the granting of the authority sought in the Duke Application herein and will withdraw his Petition to Intervene if and when the Commission approves this Stipulation. The conditions in the Stipulation are discussed and approved in this Order. The Stipulation resolved all matters between the two parties. Duke Energy agreed to the conditions in the Stipulation which are intended to protect South Carolina retail customers from any detrimental effect of the transaction on retail rates and charges.

                                   CONCLUSIONS
                                   -----------

     1. The Commission concludes that this matter has received due consideration and adequate notice was given to the public.

     2. The Commission, over Duke Energy's objection, concludes that S.C. Code Section 58-27-1300 applies to the proposed Westcoast transaction and that the Commission's approval under that statute is therefore required before the transaction may be consummated.


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     3.     Upon review and study of the Application, and other supporting data, the Commission is of the opinion, and so finds, that the Company is a public utility subject to the jurisdiction of this Commission with respect to its retail rates, services and securities issues and that the issuance of the shares as set forth in the Company's Application is reasonably necessary, appropriate and proper for the purpose for which they are to be issued.

     4. The Commission concludes that: (i) the purpose of the issue of securities is proper, (ii) the property to be acquired by the issue is appropriately valued, and (iii) the amount of such securities prepared to be issued and assumed is reasonably necessary for the acquisition of Westcoast; and

     5. The Commission concludes that this order shall serve as a certificate of authority to Duke Energy setting forth the Commission's opinions and findings that:

     a. the issuance and reservation of a maximum of approximately 55.3 million shares of Duke Energy Common Stock is reasonably necessary for Duke Energy's acquisition of Westcoast. The transaction includes the issuance of shares of stock without par value, and issuance of Duke Energy Common Stock in the form of restricted stock awards or upon exercise of employee stock options granted or to be granted to Westcoast employees and upon exchange of Exchangeable Shares and the reservation of shares of its Common Stock for such purpose; and
     b. the value of the property to be acquired by the issuance of securities and other consideration as described above is approximately US$ 10 billion.

     6. The purposes of the issuance of Duke Energy's Common Stock are lawful objects within the corporate purposes of Duke Energy and are within the limits of authority and purposes set forth in Duke Energy's Articles of Incorporation, as amended, which are on file with this Commission.

     7. The Commission has fully examined the terms of the Stipulation between


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Duke  Energy  and  the Consumer Advocate, believes it is in the best interest of
Duke Energy's retail customers and hereby adopts the conditions of that Stipulation.

     8. Based on a review of the record the Commission concludes that the proposed acquisition will not have any adverse effect on Duke Energy's electric rates. Duke Energy's South Carolina retail cost of service is not adversely affected by the transaction, and neither are its jurisdictional revenues or expenses.

     9. The business transaction and issuance of the securities described herein will not adversely affect Duke Energy's South Carolina retail electric operations or customers.

     IT IS, THEREFORE,  ORDERED:

     1. With respect to Duke Energy's challenge to the Commission's authority under S.C. Code Section 58-27-1300, the Commission holds that it has the specific power and authority pursuant to S.C. Code Section 58-27-1300 to require Duke Energy to make application to the Commission for approval of the Westcoast transaction, and confirms its direction to Duke Energy to make such application.

     IT  IS  FURTHER  ORDERED:

     1. That Duke Energy's Application to engage in the Westcoast transaction as described herein and to issue its securities in the manner set forth herein, and in its Application, is approved.

     2. That the conditions set forth in subparagraphs (a) through (i) hereinbelow are hereby approved and that Duke Energy is hereby ordered to comply with such conditions:

          (a) All costs of the transaction, and all direct and indirect corporate cost increases, if any, attributable to the transaction, shall be excluded from Duke's utility accounts, and shall also be excluded from utility costs, for all purposes that affect Duke's retail electric rates and charges. For purposes of this condition, the


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     term  "corporate cost increases" is defined as costs in excess of the level that  Duke  would  have  incurred  on  a  stand-alone  basis.

          (b) An amount equal to Duke's net equity investment in Westcoast, i.e., the amount initially recorded as net investment in Westcoast in NARUC Account 123, plus future earnings of Westcoast less dividends paid by Westcoast, will be eliminated from Duke's unconsolidated capital structure for all purposes that affect its South Carolina retail rates and charges.

          (c) To the extent the cost rate of Duke's long-term debt (more than one year), short-term debt (one year or less) or preferred stock is or has been adversely affected by the transaction, through a downgrade or otherwise, a replacement cost rate to remove the effect will be used for all purposes affecting Duke's South Carolina retail rates and charges. This procedure will be effective through Duke's next general rate case. Any future procedures relating to a replacement cost calculation will be determined in the next rate case. This condition does not indicate a preference for a specific debt rating for Duke on a current or prospective basis.

          (d) These conditions do not supersede any orders or directives that have been or will be issued by the Commission regarding the issuance of specific securities by Duke. As with securities issuances prior to the announcement of the transaction, the issuance of securities after the announcement of the transaction does not restrict the Commission's right to review, and if deemed appropriate, adjust Duke's cost of capital for ratemaking purposes for the effect of these


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     securities.

          (e) Long-term debt (more than one year) issued by Duke will be identified as clearly as possible with the assets that are or will be utilized to provide service to customers.

          (f) The cost of capital conditions of this order will apply to Duke's determination of its maximum allowable AFUDC rates, the rates of return applicable to any of Duke's deferral accounts and regulatory assets and liabilities that accrue a return, and any other component of Duke's retail electric cost of service impacted by the cost of debt or preferred stock.

          (g) To the extent that Duke has made commitments to its wholesale customers relating to the transaction, or that commitments are imposed on Duke through an offer, settlement, or as a result of a regulatory order, the effects of which increase Duke's South Carolina retail cost of service or South Carolina retail fuel costs under reasonable cost allocation practices traditionally followed by Duke, and approved by the Commission, the effects of such commitments shall not be recognized for South Carolina retail ratemaking purposes.

          (h) It is understood that the transaction should not cause Duke to be a registered holding company under PUHCA. If Duke or its affiliates engage in acquisitions or other actions that create the possibility of Duke becoming a registered holding company, Duke will notify the Commission at least 30 days prior to taking such actions, will bear the full risk of any preemptive effects of the Federal Power Act or PUHCA, and will take all such actions as the Commission


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     finds  necessary  and  appropriate to hold South Carolina retail ratepayers harmless  from  such  preemption.

          (i) It is further understood that the intent of the foregoing conditions is that Duke's South Carolina retail electric customers be held harmless from any adverse effects of the transaction, and that they receive no fewer benefits from the transaction than are received by electric customers in other jurisdictions.

     IT IS FURTHER ORDERED, that;

     1. Approval of this Application does not bind the Commission as to any ratemaking treatment of this issuance;

     2. This Order shall not, in any way, affect or limit the right, duty, or jurisdiction of the Commission to further investigate and order revisions, modifications, or changes with respect to any provision of this Order in accordance with the law;

     3. Following consummation of the acquisition of Westcoast, the Commission will continue to have the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise its authority; and


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     4.     This  Order  shall  remain  in  full force and  effect until further
Order  of  the  Commission.

     BY  ORDER  OF  THE  COMMISSION:



                                           _____________________________________
                                           Chairman


ATTEST:




_____________________________________
Executive Director



(SEAL)


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